Exhibit 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS THIRD QUARTER 2010 RESULTS

Philadelphia, PA – October 18, 2010.   Crown Holdings, Inc. (NYSE:CCK) today announced its financial results for the third quarter ended September 30, 2010.

Third Quarter Highlights

•	Income Per Diluted Share increased to $0.84
•	Income Per Diluted Share Before Certain Items improved to $0.85
•	Segment Income Increased 9.3%
•	Global beverage can sales unit volumes rose 11%

Net sales in the third quarter were $2,205 million compared to $2,282 million in the third quarter of 2009.  The decrease was primarily due to the pass-through of lower raw material costs and $59 million from foreign currency translation, which offset an increase in global sales unit volumes.

Third quarter gross profit improved to $377 million, or 17.1% of net sales, compared to $365 million, or 16.0% of net sales in the 2009 third quarter, reflecting the increase in global sales unit volumes and cost reductions, which more than offset $11 million from unfavorable foreign currency translation and inventory repricing gains recognized in the third quarter of 2009 that did not recur in 2010.

Selling and administrative expense was $82 million in the third quarter compared to $95 million in the prior year, the result of lower salary and benefit costs and also includes a reduction of $4 million from foreign currency translation.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) grew to $295 million in the 2010 third quarter, an increase of 9.3% over the $270 million in the same 2009 period.  The improvement in 2010 was primarily due to increased sales unit volumes and lower selling and administrative expense, partially offset by unfavorable foreign currency translation of $7 million.  Segment income improved to 13.4% of net sales in the 2010 third quarter up from 11.8% in the third quarter last year.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “Overall, we are pleased with our third quarter operating results which were largely driven by strong global beverage can volumes.  The improvement in gross profit and segment income margins reflects the strength of the developing markets in which we have expanded over the last several years, the diversification of our product offerings and geographic footprint, world class operating performance and our constant focus on cost containment.”

“Our pipeline of growth projects remains robust, as we invest to meet demand in emerging markets and grow with our international and regional customers.  During the quarter we doubled beverage can capacity in Thailand and expect the second beverage can line in our Dong Nai, Vietnam plant to be commercialized before the end of the year.  In the first half of 2011, we expect to complete the construction of new beverage can plants in Brazil and China and add additional capacity to existing plants in Brazil and Slovakia.  Additional capacity and new plant construction as previously announced in Cambodia, China and Turkey are scheduled for completion later in 2011 and 2012. These customer and consumer driven projects reflect Crown’s unique position in some of the most exciting markets around the world,” Mr. Conway said.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Interest expense in the third quarter of $55 million was down from the $66 million in the third quarter of 2009 and reflects the impact of lower average debt outstanding.

During the third quarter of 2010, the Company recorded restructuring charges of $17 million ($13 million, net of tax, or $0.08 per diluted share) primarily related to severance costs for administrative headcount reductions.

The Company recorded gains on sales of assets of $11 million ($11 million, net of tax, or $0.07 per diluted share) in the third quarter of 2010 which related to the sale of Canadian real estate as a result of previously announced plant closings.

In July 2010, the Company sold €500 million principal amount of 7.125% senior unsecured notes due in 2018 and used a portion of the proceeds to repurchase €65 million of its 6.250% first priority senior secured notes due in 2011 and to retire the remaining $200 million senior unsecured notes due in 2013.  In connection with the early retirement of debt, the Company recorded losses of $16 million ($10 million, net of tax, or $0.06 per diluted share) for tender and call premiums and the write-off of deferred financing fees.

Also in the 2010 third quarter, the provision for income taxes includes benefits of $10 million ($0.06 per diluted share) for valuation allowance adjustments based on a review of the Company’s projections of future income and the effect of tax planning strategies in certain foreign jurisdictions.

Net income attributable to Crown Holdings in the third quarter was $135 million, or $0.84 per diluted share, compared to $108 million, or $0.67 per diluted share, in the third quarter of 2009.  Net income per diluted share before certain items improved to $0.85.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Nine Month Results
For the first nine months of 2010, net sales were $5,992 million compared to $6,021 million in the first nine months of 2009 reflecting the pass-through of lower raw material costs which offset higher global sales unit volumes and $3 million in favorable foreign currency translation.  Approximately 71% of net sales were generated outside the U.S. in the first nine months of 2010 compared to 72% in the same 2009 period.

Gross profit for the nine month period improved to $962 million, or 16.1% of net sales, compared to the $943 million, or 15.7% of net sales, in the first nine months of 2009.  The increase reflects global sales unit volume growth and cost reductions, more than offsetting the 2009 inventory repricing gains that did not recur in 2010 and $6 million of unfavorable foreign currency translation.

Selling and administrative expense for the nine month period was $256 million compared to $274 million for the same 2009 period.  The decrease in 2010 expense includes a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) from the settlement of a legal dispute unrelated to the Company’s ongoing operations, and $2 million from foreign currency translation.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Segment income in the first nine months of 2010 was $706 million compared to $669 million in the first nine months of 2009.  The 2010 increase includes the settlement benefit of $20 million referred to above (and included in corporate and other unallocated items in the Segment Information table below) and reflects the benefits of higher global sales unit volumes and cost reductions which more than offset $4 million of unfavorable foreign currency translation and 2009 inventory repricing gains which did not recur in 2010.  Excluding the $20 million settlement benefit, segment income increased to $686 million or 11.4% of net sales in the first nine months of 2010 compared to 11.1% in the same 2009 period.

For the first nine months of 2010, interest expense was $147 million compared to $189 million for the same period last year reflecting the impact of lower average debt outstanding.

Net income attributable to Crown Holdings for the first nine months of 2010 increased 13.8% to $288 million over net income of $253 million for the same period in 2009.  Earnings per diluted share for the first nine months of 2010 rose 13.5% to $1.77 over the $1.56 in the first nine months of last year.

Net debt (a non-GAAP measure defined by the Company as total debt less cash) was $27 million higher at September 30, 2010 than at September 30, 2009, primarily the result of an increase of $246 million due to a change in accounting for accounts receivables securitization, the acquisition of partners’ interests in joint ventures for $168 million and the repurchase of $105 million of Company common stock, partially offset by free cash flow generated in the twelve months ended September 30, 2010, and $25 million due to foreign currency translation.

Due to a change in accounting guidance, the Company’s current receivables securitization facilities are now accounted for as securitized borrowings and $246 million is included in the total debt of $3,229 million at September 30, 2010 as presented below.  This change in accounting also affects the Company’s reported cash flow from operations in 2010 as the cash received from the securitizations will be reported as financing activities instead of operating activities.  In accordance with the new guidance, prior period amounts have not been restated.

Debt and cash amounts were:

	September 30, 2010	June 30, 2010	December 31, 2009	September 30, 2009
Total debt	$3,229	$2,979	$2,798	$3,225
Cash	415	412	459	438
Net debt	$2,814	$2,567	$2,339	$2,787

Receivables securitizations not included in total debt above	$0	$0	$232	$322

Non-GAAP Measures
Segment income, free cash flow and net debt are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures).  In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures.  Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share, cash flow or total debt data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources.  Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.  The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes net debt is a useful measure of the Company’s debt levels and that net income before certain items and income before certain items per diluted share can be used to evaluate the Company’s operations.  Segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net debt, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 19, 2010 at 9:00 a.m. (EDT) to discuss this news release.  Forward-looking and other material information may be discussed on the conference call.  The dial-in numbers for the conference call are (517) 308-9293 or toll-free (888) 603-7013 and the access password is “packaging.”  A live webcast of the call will be made available to the public on the internet at the Company’s web site, www.crowncork.com.  A replay of the conference call will be available for a one-week period ending at midnight on October 26.  The telephone numbers for the replay are (203) 369-3234 or toll free (800) 294-7483 and the access passcode is 9451.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements.  These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to grow in emerging markets, to contain costs and to successfully implement expansion plans and meet commercialization targets in markets such as Brazil, Cambodia, China, Slovakia, Turkey and Vietnam, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2009 and in subsequent filings made prior to or after the date hereof.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world.  World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President – Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net sales	$2,205	$2,282	$5,992	$6,021

Cost of products sold	1,788	1,868	4,902	4,936
Depreciation and amortization	40	49	128	142
Gross profit (1)	377	365	962	943

Selling and administrative expense	82	95	256	274
Provision for restructuring	17	40	41	42
Asset sales and impairments	(11)	(1)	(18)	(2)
Loss from early extinguishments of debt	16	27	16	27
Interest expense	55	66	147	189
Interest income	(3)	(1)	(6)	(4)
Translation and foreign exchange adjustments	(2)	(5)	(4)	(1)
Income before income taxes	223	144	530	418
Provision for income taxes	53	3	149	71
Equity loss in affiliates				(4)
Net income	170	141	381	343
Net income attributable to noncontrolling interests	(35)	(33)	(93)	(90)
Net income attributable to Crown Holdings	$135	$108	$288	$253
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.85	$0.68	$1.80	$1.59
Diluted	$0.84	$0.67	$1.77	$1.56

Weighted average common shares outstanding:
Basic	159,181,133	159,208,879	160,280,362	158,876,444
Diluted	161,674,329	162,120,722	162,683,432	161,714,586
Actual common shares outstanding	159,087,919	160,605,953	159,087,919	160,605,953

 (1)  A reconciliation from gross profit to segment income is found on the following page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources.  Segment income is defined by the Company as gross profit less selling and administrative expense.  A reconciliation from gross profit to segment income for the three and nine months ended September 30, 2010 and 2009 follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Gross profit	$377	$365	$962	$943
Selling and administrative expense	82	95	256	274
Segment income	$295	$270	$706	$669

	Segment Information

	Three Months Ended September 30		Nine Months Ended September 30
Net Sales	2010	2009	2010	2009

Americas Beverage	$547	$483	$1,576	$1,370
North America Food	275	313	686	760
European Beverage	411	427	1,164	1,219
European Food	558	647	1,383	1,502
European Specialty Packaging	108	116	296	305
Total reportable segments	1,899	1,986	5,105	5,156
Non-reportable segments	306	296	887	865
Total net sales	$2,205	$2,282	$5,992	$6,021

Segment Income

Americas Beverage	$74	$59	$204	$162
North America Food	42	52	91	99
European Beverage	70	74	197	219
European Food	83	85	182	208
European Specialty Packaging	12	10	23	19
Total reportable segments	281	280	697	707
Non-reportable segments	57	46	149	134
Corporate and other unallocated items	(43)	(56)	(140)	(172)
Total segment income	$295	$270	$706	$669

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Net income attributable to Crown Holdings, as reported	$135	$108	$288	$253
Items, net of tax:
Settlement of dispute (1)			(20)
Provision for restructuring (2)	13	35	37	37
Gain on asset sales (3)	(11)		(17)	(1)
Loss from early extinguishment of debt (4)	10	23	10	23
Income taxes (5)	(10)	(35)	(3)	(35)
Closure of non-consolidated PET joint venture (6)				5
Net income before the above items	$137	$131	$295	$282

Income per diluted common share as reported	$0.84	$0.67	$1.77	$1.56
Income per diluted common share before the above items	$0.85	$0.81	$1.81	$1.74

Effective tax rate as reported	23.8%	2.1%	28.1%	17.0%
Effective tax rate before the above items	29.8%	21.9%	29.3%	23.5%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).  The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)	In the first quarter of 2010, the Company recorded a benefit of $20 million ($20 million, net of tax, or $0.12 per diluted share) in selling and administrative expense for a legal settlement unrelated to the Company's ongoing operations.

(2)	In the third quarter and first nine months of 2010, the Company recorded restructuring charges of $17 million ($13 million, net of tax, or $0.08 per diluted share) and $41 million ($37 million, net of tax, or $0.23 per diluted share), respectively, primarily related to a plant closure in Canada and severance costs for administrative headcount reductions. In the third quarter and first nine months of 2009, the Company recorded restructuring charges of $40 million ($35 million, net of tax, or $0.22 per diluted share) and $42 million ($37 million, net of tax, or $0.22 per diluted share), respectively, primarily related to the closure of plants in Canada.

(3)	In the third quarter and first nine months of 2010, the Company recorded net gains of $11 million ($11 million, net of tax, or $0.07 per diluted share) and $18 million ($17 million, net of tax, or $0.11 per diluted share) respectively, for asset sales.

(4)	In the third quarter of 2010, the Company recorded losses on extinguishments of debt of $16 million ($10 million, net of tax, or $0.06 per diluted share) related to the repurchase of €65 million of its first priority senior secured notes due 2011, and the redemption of the remaining $200 million outstanding principal of its senior notes due 2013. In the third quarter of 2009, the Company recorded losses on extinguishments of debt of $27 million ($23 million, net of tax, or $0.14 per diluted share) related to the repurchase of its senior secured notes due 2011, and for the redemption of its debentures due 2023.

(5)	In the first quarter of 2010, the Company recorded a charge of $7 million ($0.04 per diluted share) to recognize the tax impact of the new U.S. health care legislation on the Company's deferred taxes. In the third quarter of 2010, the Company recorded benefits of $10 million ($0.06 per diluted share) for valuation allowance adjustments based on a review of the Company's projections of future income in certain foreign jurisdictions. In the third quarter of 2009, the Company recorded a tax benefit of $35 million ($0.22 per diluted share) to reverse previously established valuation allowances.

(6)	In the first quarter of 2009, the Company recorded a charge of $5 million in equity earnings ($5 million, net of tax, or $0.03 per diluted share) related to the closure of its non-consolidated PET plastic bottle operation in Brazil.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2010	2009
Assets
Current assets
Cash and cash equivalents	$415	$438
Receivables, net (1)	1,274	1,054
Inventories	1,068	1,077
Prepaid expenses and other current assets	122	104
Total current assets	2,879	2,673

Goodwill	1,998	2,060
Property, plant and equipment, net	1,524	1,496
Other non-current assets	739	949
Total	$7,140	$7,178

Liabilities and equity
Current liabilities
Short-term debt (1)	$299	$52
Current maturities of long-term debt	156	25
Accounts payable and accrued liabilities	1,974	1,929
Total current liabilities	2,429	2,006

Long-term debt, excluding current maturities	2,774	3,148
Other non-current liabilities	1,461	1,497

Noncontrolling interests	328	394
Crown Holdings shareholders' equity	148	133
Total equity	476	527
Total	$7,140	$7,178

(1)	2010 amounts are presented in accordance with new accounting guidance related to receivables securitizations that was effective as of January 1, 2010. The impact of the guidance was to increase both the Company's receivables and short-term debt as of September 30, 2010 by $246 million as compared to the amounts that would have been reported under the previous guidance. In accordance with the new guidance, 2009 amounts have not been restated.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2010	2009

Cash flows from operating activities
Net income	$381	$343
Depreciation and amortization	128	142
Provision for restructuring	41	42
Asset sales and impairments	(18)	(2)
Loss from early extinguishments of debt	16	27
Pension expense	83	94
Pension contributions	(43)	(42)
Stock-based compensation	17	14
Working capital (1)	(636)	(440)
Deferred taxes and other	70	2
Net cash provided by operating activities (A)	39	180

Cash flows from investing activities
Capital expenditures	(187)	(108)
Proceeds from sale of assets	20	2
Other	3	(4)
Net cash used for investing activities	(164)	(110)

Cash flows from financing activities
Net change in debt (1)	452	(171)
Purchase of noncontrolling interests	(168)
Common stock repurchased	(105)	(4)
Dividends paid to noncontrolling interests	(77)	(53)
Other, net	(16)	(8)
Net cash provided by/(used for) financing activities	86	(236)

Effect of exchange rate changes on cash and cash equivalents	(5)	8

Net change in cash and cash equivalents	(44)	(158)

Cash and cash equivalents at January 1	459	596

Cash and cash equivalents at September 30	$415	$438

(A)
Free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures.  A reconciliation from net cash provided by operating activities to free cash flow for the three and nine months ended September 30, 2010 and 2009 follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009

Net cash provided by operating activities (1)	$233	$343	$39	$180
Capital expenditures	(83)	(33)	(187)	(108)
Free cash flow (1)	$150	$310	$(148)	$72

(1)	2010 amounts are presented in accordance with new accounting guidance related to receivables securitizations that was effective as of January 1, 2010. The impact of the guidance for the nine months ended September 30, 2010, was to decrease net cash provided by operating activities and increase net cash provided by financing activities by $246 million as compared to the amounts that would have been reported under the previous guidance. In accordance with the new guidance, 2009 amounts have not been restated.